Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-8 (File Nos. 33 44332 and 333 57575) of the International Rectifier Corporation of our report dated June 22, 2007 relating to the financial statements of the International Rectifier Corporation Retirement Savings Plan, which appears in this Form 11-K.

/s/ PRICEWATERHOUSECOOPERS, LLP

Los Angeles, California
June 29, 2007